Exhibit 99.1

INFORMATION
Furniture Brands International, Inc.
FOR IMMEDIATE RELEASE	1 North Brentwood Blvd. St. Louis, Missouri 63105

For Further Information Call
Steven G. Rolls
Furniture Brands
Chief Financial Officer
314-889-3520
or
Farah Soi
ICR 203-682-8200
FURNITURE BRANDS INTERNATIONAL REPORTS
SECOND QUARTER 2011 FINANCIAL RESULTS
St. Louis, Missouri, August 3, 2011 — Furniture Brands International (NYSE: FBN) today announced financial results for the second quarter ended June 30, 2011.
•	Sales were $296.2 million, an increase of 2.3% versus the second quarter of 2010 and almost flat versus the prior quarter
•	Gross margin was 24.8% compared to 25.7% in the second quarter of 2010 and 26.0% in the prior quarter
•	SG&A expense was $79.3 million compared to $75.2 million in the second quarter of 2010 and $79.6 million in the prior quarter
•	Quarter ending cash balance was $35 million and bank facility additional borrowing availability was approximately $54 million
“We are pleased to report a sales increase in the second quarter,” said Mr. Ralph Scozzafava, Chairman and CEO. “The initiatives we have implemented to drive our sales are gaining traction, including increasing consumer tested product, new product introductions that are resonating with customers, as well as our brand building initiatives that are serving to drive traffic to our websites and ultimately our stores and those of our dealers.”
Net sales of $296.2 million for the second quarter of 2011 increased 2.3% versus net sales of $289.5 million in the second quarter of 2010. On a sequential basis net sales were roughly flat versus the first quarter of 2011. Second-quarter 2011 retail sales at the 66 company-owned stores and showrooms totaled $36.4 million, flat compared with second-quarter 2010 sales at 71 company-owned stores and showrooms. Second-quarter 2011 same-store sales at the 45 Thomasville stores that the company has owned for more than 15 months showed an increase of 8% compared to the second quarter of 2010. This was the sixth consecutive quarter of same-store sales growth.

Furniture Brands’ gross margin for the second quarter of 2011 was 24.8% down from 25.7% in the second quarter of 2010 largely due to increased raw material costs and higher inventory charges. Selling, general and administrative expenses (SG&A) for the second quarter of 2011 totaled $79.3 million up from $75.2 million in the second quarter of 2010 primarily due to increased advertising investments and favorable settlements in 2010 related to certain international tax and trade compliance matters.
The Company had a pretax loss of $6.4 million in the second quarter of 2011 as compared to a pretax loss of $1.0 million in the second quarter of 2010. For the second quarter of 2011, Furniture Brands had a net loss of $6.6 million, or $0.12 per diluted share. This compared to net income of $4.2 million, or $0.09 per diluted share, in the second quarter of 2010 which included a net tax benefit of approximately $5.3 million driven by the utilization of tax loss carrybacks.
Cash of $35 million decreased from the first quarter of 2011 balance of $41 million due primarily to fees related to the refinancing of our bank loan agreement as well as investments in new, offshore manufacturing capacity.
     “We are making investment decisions that we believe are critical to the longer-term health of our Company,” Mr. Scozzafava added. “These include investing to complete our manufacturing facilities in Indonesia and Mexico, both of which will deliver components and finished product at a lower cost than would otherwise be possible. They also include expenditures related to our 2012 SAP first-phase implementation that will ultimately create centralized information systems, timely access to business information, more rapid read and response time, as well as reduced costs to operate the business. It is our relentless focus on tightly controlling non-revenue generating expenses that is helping fund these investments.”
     “The elements that are critical to driving our revenues remain a priority. We will continue to make the necessary investments to drive profitable sales and the tough decisions to ensure our cost structure is appropriate, all while keeping our sights firmly set on returning our Company to profitability,” Mr. Scozzafava concluded.
Upcoming Investor Event
A conference call will be held to discuss first quarter results at 7:30 a.m. (Central Time) on August 4, 2011. The call can be accessed in the Upcoming Investor Events section of the company’s website at furniturebrands.com under “Investor Info”. Access to the call and the release will be archived for one year.
About Furniture Brands
Furniture Brands International (NYSE: FBN) is one of the world’s leading designers, manufacturers, sourcers, wholesalers, and retailers of home furnishings. We market through a wide range of retail channels, from mass merchant stores to single-branded and independent dealers to specialized interior designers. We serve our customers through some of the best known and most respected brands in the furniture industry, including Broyhill, Lane, Thomasville, Drexel Heritage, Henredon, Hickory Chair, Pearson, Laneventure, Maitland-Smith, and Creative Interiors.

Cautionary Statement Regarding Forward-Looking Statements
Matters discussed in this document and in our public disclosures, whether written or oral, relating to future events or our future performance, including any discussion, express or implied, of our anticipated growth, operating results, future earnings per share, or plans and objectives, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are often identified by the words “will,” “believe,” “positioned, “ “estimate,” “project,” “target,” “continue,” “intend,” “expect,” “future,” “anticipates,” and similar expressions that are not statements of historical fact. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict. Our actual results and timing of certain events could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under ``Risk Factors’’ in our Annual Report on Form 10-K for the year ended December 31, 2010, and in our other subsequent public filings with the Securities and Exchange Commission. Such factors include, but are not limited to: risks associated with the execution of our strategic plan; changes in economic conditions; loss of market share due to competition; failure to forecast demand or anticipate or respond to changes in consumer tastes and fashion trends; failure to achieve projected mix of product sales; business failures of large customers; distribution realignments; manufacturing realignments and cost savings programs; increased reliance on offshore (import) sourcing of various products; fluctuations in the cost, availability and quality of raw materials; product liability uncertainty; environmental regulations; future acquisitions; impairment of intangible assets; anti-takeover provisions which could result in a decreased valuation of our common stock; loss of funding sources; and our ability to open and operate new retail stores successfully. It is routine for internal projections and expectations to change as the year or each quarter in the year progresses, and therefore it should be clearly understood that all forward-looking statements and the internal projections and beliefs upon which we base our expectations included in this report or other periodic reports are made only as of the date made and may change. While we may elect to update forward-looking statements at some point in the future, we do not undertake any obligation to update any forward-looking statements whether as a result of new information, future events or otherwise.

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net sales	$296,225	$289,463	$594,081	$611,854
Cost of sales	222,805	215,072	443,117	453,014

Gross profit	73,420	74,391	150,964	158,840
Selling, general & administrative expenses	79,256	75,166	158,854	155,030

Operating earnings (loss)	(5,836)	(775)	(7,890)	3,810
Interest expense	958	734	1,719	1,578
Other income, net	384	462	895	741

Earnings (loss) before income tax expense (benefit)	(6,410)	(1,047)	(8,714)	2,973
Income tax expense (benefit)	239	(5,295)	993	(4,772)

Net earnings (loss)	$(6,649)	$4,248	$(9,707)	$7,745

Net earnings (loss) per common share:
Basic and diluted	$(0.12)	$0.09	$(0.18)	$0.16

Weighted average common shares outstanding:
Basic	54,919	49,350	54,869	48,826
Diluted	54,919	49,414	54,869	48,828

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	June 30,	December 31,
	2011	2010
ASSETS

Current assets:
Cash and cash equivalents	$35,354	$51,964
Receivables, less allowances of $8,756 ($18,076 at December 31, 2010)	123,057	114,535
Inventories	246,478	249,691
Prepaid expenses and other current assets	13,642	11,242

Total current assets	418,531	427,432

Property, plant and equipment, net	117,930	124,866
Trade names	86,508	86,508
Other assets	54,147	37,607

	$677,116	$676,413

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current liabilities:
Accounts payable	$88,978	$79,846
Accrued expenses	59,582	61,223

Total current liabilities	148,560	141,069

Long-term debt	77,000	77,000
Deferred income taxes	21,590	23,114
Pension liability	102,821	104,736
Other long-term liabilities	71,818	70,927

Shareholders’ equity	255,327	259,567

	$677,116	$676,413

FURNITURE BRANDS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Six Months Ended
	June 30,	June 30,
	2011	2010
Cash flows from operating activities:
Net earnings (loss)	$(9,707)	$7,745
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	11,549	12,025
Compensation expense related to stock option grants and restricted stock awards	2,065	893
Other, net	75	(1,978)
Changes in operating assets and liabilities:
Accounts receivable	(9,040)	3,874
Income taxes receivable	518	51,993
Inventories	3,213	(25,376)
Prepaid expenses and other assets	(2,499)	(808)
Accounts payable and other accrued expenses	5,716	3,472
Deferred income taxes	250	(520)
Other long-term liabilities	(1,248)	(5,013)

Net cash provided by operating activities	892	46,307

Cash flows from investing activities:
Additions to property, plant, equipment and software	(17,364)	(11,371)
Proceeds from the disposal of assets	2,264	2,050

Net cash used in investing activities	(15,100)	(9,321)

Cash flows from financing activities:
Payments of long-term debt	—	(18,000)
Payments for debt issuance costs	(2,433)	—
Other	31	(68)

Net cash used in financing activities	(2,402)	(18,068)

Net increase (decrease) in cash and cash equivalents	(16,610)	18,918
Cash and cash equivalents at beginning of period	51,964	83,872

Cash and cash equivalents at end of period	$35,354	$102,790

Supplemental disclosure:
Cash refunds for income taxes, net	$263	$56,488

Cash payments for interest expense	$1,517	$1,434

FURNITURE BRANDS INTERNATIONAL, INC.
SUPPLEMENTAL RETAIL INFORMATION
(dollars in thousands)
(unaudited)

	Thomasville Stores (a)		All Other Retail Locations (b)
	Three Months Ended		Three Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net sales	$26,872	$26,373	$9,548	$10,049
Cost of sales	15,506	14,810	5,713	6,428

Gross profit	11,366	11,563	3,835	3,621
Selling, general & administrative expenses — open stores	16,066	15,812	5,188	5,610

Operating loss — open stores (c)	(4,700)	(4,249)	(1,353)	(1,989)

Selling, general & administrative expenses — closed stores	—	—	843	988

Operating loss (c)	$(4,700)	$(4,249)	$(2,196)	$(2,977)

Number of open stores and showrooms at end of period	48	52	18	19
Number of closed locations at end of period	—	—	27	27

Same-store-sales (d):
Percentage increase	8%	21%	(e )	(e )
Number of stores	45	40

	Six Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2011	2010	2011	2010
Net sales	$55,852	$52,009	$19,563	$20,032
Cost of sales	33,134	29,442	12,404	12,358

Gross profit	22,718	22,567	7,159	7,674
Selling, general & administrative expenses — open stores	31,980	31,077	10,166	11,438

Operating loss — open stores (c)	(9,262)	(8,510)	(3,007)	(3,764)

Selling, general & administrative expenses — closed stores	—	—	2,265	1,920

Operating loss (c)	$(9,262)	$(8,510)	$(5,272)	$(5,684)

Same-store-sales (d):
Percentage increase	12%	18%	(e )	(e )
Number of stores	45	40

a)	This supplemental data includes company-owned Thomasville retail store locations that were open during the period.

b)	This supplemental data includes all company-owned retail locations other than open Thomasville stores (“all other retail locations”). SG&A — closed stores includes occupancy costs, lease termination costs, and costs associated with closed store lease liabilities.

c)	Operating loss does not include our wholesale profit on the above retail net sales.

d)	The same-store-sales percentage is based on sales from stores that have been in operation and company-owned for at least 15 months.

e)	Same-store-sales data is not meaningful and is not presented for all other retail locations because results include retail store locations of multiple brands including seven Drexel Heritage stores, two Lane stores, one Henredon store, one Broyhill store, and seven Designer Showrooms at June 30, 2011; and it is not one of our long-term strategic initiatives to grow non-Thomasville brand company-owned retail locations.